MICRON ENVIRO SYSTEMS, INC.

(“Micron”)

1205-789 West Pender Street

Vancouver, BC

Canada V6C 1H2

Tel: (604) 646-6903

February 15, 2007

MENV—OTCBB  USA

NDDA—Frankfurt Stock Exchange Symbol

A0J3PY—WKN # Frankfurt Stock Exchange

Positive Drilling and Seismic Results Achieved on Oil Sands Prospect

Micron Enviro Systems, Inc. (OTCBB: MENV) (Frankfurt Stock Exchange: NDDA --- WKN:A0J3PY---ISIN: US59510E2072) ("Micron") is extremely pleased to announce that Micron has been notified by the operator that, “Interpretation of the seismic data, core hole data and log data has confirmed our initial evaluation of the data on the Leismer Prospect. With further drilling there may be more than one potential SAGD oil sand pod on the property.  Based on our oil sands model it appears that the formation is similar to the Petrobank channel directly to the SE of our property. Based on this data, the thickness of the McMurray Oil Sands Formation could be 22 metres (72 feet).”  A more intense work program is now being formulated with the ultimate goal or going into production on this prospect in the near future. This prospect lies directly between Petrobank and North American Oil Sands.  Petrobank has stated a potential resource of 1.6 billion barrels and North American Oil Sands with a stated 4.09 billion potential barrels in ground.

Bernard McDougall, Micron’s president stated, “This is very significant news for Micron.  Based on this data management is very optimistic that this Oil Sands prospect could ultimately be put into production or even be sold to a larger company.  It is extremely exciting for a company of Micron’s minimal market capitalization to potentially have production from the Oil Sands.  When you couple this great news with the fact that Micron has increased its net Oil Sands acreage by approximately 45 times over the past six weeks, management feels that the company’s growth may not be reflected in the current share price.  At this time, Micron is one of, if not the smallest, market capitalized company with multiple leases (seven) and now has positive operations underway in this world-class oil and gas producing region.  This is quite an enviable position for a company of Micron’s modest market capitalization, and therefore Micron offers tremendous leverage to one of the world’s largest oil resources.  Some junior companies such as Canwest Petroleum, now BQI on the AMEX (went from under $0.10 to over $8.90 based primarily on oil sands assets) have achieved tremendous growth via the Oil Sands.  A recent third party independent report stated that there is potentially $3.7 billion (gross) worth of oil reserves on the total acreage that which Micron has an interest.  This number does not reflect the new data from the Leismer Prospect or the massive increase in net acreage acquired over the past six weeks.  Once an updated reserve report is completed our assets in ground should increase substantially.  These are clearly the most exciting times for Micron and 2007 is shaping up to be a break out year for the Company.”

Just this week Micron acquired a significant 50% interest in six new strategically located Alberta Oil Sands sections. Two of these new sections are located within and contiguous to the city of Fort McMurray, Alberta. Fort McMurray is the primary city where most of the largest Oil Sands facilities are located near, including Syncrude, Suncor and Petro-Canada.  The other four new sections are located in the Peace River Oil Sands region and are contiguous to the recent acquisitions that were made last month.  This now gives Micron eight contiguous sections at a location in the Peace River Oil Sands Region near the Shell/Blackrock Seal Producing project.  Both of these acquisitions were paid for from funds that were in the bank.  Please refer to the website at www.micronenviro.com for a map showing Micron’s locations in relation to the majors close to Micron’s leases.

Micron has also confirmed that representatives from the company will be attending two significant financial trade shows, one in Toronto, Canada on March 4-7 2007, and the other in Stuttgart, Germany in March 16-18, 2007.

Micron is an emerging oil and gas company that now has exposure to seven separate leases consisting of interest in 20.5 gross sections in the Oil Sands of Alberta, Canada, which is the largest Oil Sands region in the world, and has minor production from multiple conventional oil and gas wells. Micron's goal is to become a junior oil and gas producer that focuses on the exploration, discovery and delivery of gas and oil to the North American marketplace. Micron continues to look for additional projects that would contribute to building Micron's market capitalization, including additional Oil Sands projects.

If you have any questions, please call Micron at (604) 646-6903. If you would like to be added to Micron's update email list, please send an email to info@micronenviro.com requesting to be added.

This news release contains forward-looking statements. Forward-looking statements are statements which relate to future events. In some cases, you can identify forward-looking statements by terminology such as ``may,'' ``should,'' ``expects,'' ``plans,'' ``anticipates,'' ``believes,'' ``estimates,'' ``predicts,'' ``potential'' or ``continue'' or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, the Company does not intend to update any of the forward-looking statements to conform these statements to actual results. Readers are referred to the sections entitled ``Risk Factors'' in the Company's periodic filings with the United States Securities and Exchange Commission, which can be viewed at <http://www.SEC.gov>. For all details regarding working interests in all of MENV's oil and gas prospects or any previous news releases go to the SEC website. A contingent resource is defined as those quantities of petroleum which are estimated, on a given date, to be potentially recoverable from known accumulations, but which are not currently considered to be commercially recoverable. The independent report referred to in this news release is not NI 51-101 compliant. You should independently investigate and fully understand all risks before making investment decisions.

Contact Information:

Bernie McDougall

Micron Enviro Systems, Inc.

ir@micronenviro.com

TEL: (604) 646-6903

Fax:  (604) 689-1733

www.micronenviro.com